Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

May 28, 2004

News Media & Financial Analyst Contact:

Alan J Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Results of 2004 Shareholders Meeting and
The Declaration of 5% Stock Dividend

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, today announced that the Company’s shareholders approved all proposals at the Company’s 2004 Annual Meeting of Shareholders, held on May 27, 2004. The Company’s shareholders re-elected James A. Hughes, Allen Tucker and Donna Butler as Directors and approved the adoption of the Company’s 2004 Stock Bonus Plan.

James A. Hughes, President of Unity Bancorp also announced at last nights Annual Meeting of Shareholders, that the Board of Directors declared a 5% stock dividend payable on June 30, 2004, to all shareholders of record as of June 15, 2004. “We have been extremely satisfied with continued improvements in revenue and earnings growth and want to reward our loyal shareholders,” said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $473 million in assets and $409 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its’ 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.